Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES

FISCAL THIRD QUARTER 2006 RESULTS

•                  Quarterly Net Sales Increase by 11.8%

•                  Quarterly Net Earnings Increase to $.50 Per Diluted Share

•                  Quarterly Comparable Store Sales Increase by 4.6%

•                  Company to Commence $1 Billion Share Repurchase Program

•                  Fourth Quarter Charge Being Considered to Protect Employees Against

Internal Revenue Code Section 409A Adverse Tax Consequences

UNION, New Jersey, December 20, 2006 — Bed Bath & Beyond Inc. today reported net earnings of $.50 per diluted share ($142.4 million) in the fiscal third quarter ended November 25, 2006.  In the fiscal third quarter of 2005, the Company reported net earnings of $.45 per diluted share ($134.6 million).  Net sales for the fiscal third quarter of 2006 were approximately $1.619 billion, an increase of approximately 11.8% from net sales of approximately $1.449 billion reported in the fiscal third quarter of 2005.  Comparable store sales for the fiscal third quarter of 2006 grew by approximately 4.6%, compared with an increase of approximately 3.1% in last year’s fiscal third quarter.

For the fiscal nine months ended November 25, 2006, the Company reported net earnings of $1.36 per diluted share ($388.4 million).  In the comparable nine months a year ago, the Company reported net earnings of $1.25 per diluted share ($374.9 million).  Net sales for the fiscal nine months of 2006 were approximately $4.622 billion, an increase of approximately 12.1% from net sales of approximately $4.124 billion reported in the corresponding period of the prior year.  Comparable store sales for the fiscal nine months increased by approximately 4.8% compared with an increase of approximately 4.0% in last year’s fiscal nine months.

The Company adopted Statement of Financial Accounting Standards 123(R) at the beginning of the fiscal third quarter of 2005.  Results for the nine months of 2006 include non-comparable stock-based compensation expenses for the first half of fiscal 2006.

In addition, the Company’s Board of Directors is reviewing a program intended to protect over 1,600 employees from certain potential adverse tax consequences. These adverse tax consequences arise pursuant to Internal Revenue Code Section 409A as a result of historical issues associated with some of the Company’s stock option grants that were disclosed through the Company’s stock option review. Although no final determination has been reached by the Board of Directors, the Company anticipates it will incur a non-recurring charge in the fourth quarter of fiscal 2006 related to this program. The Company anticipates the potential cash payments pursuant to the program to be approximately $40 million. While the Company is currently reviewing the accounting treatment related to the potential program, the Company anticipates the pre-tax income statement impact in the fourth quarter to be slightly more than the cash payments, with any difference between the cash payments and the associated pre-tax expense to be recorded as an adjustment to Additional Paid-In Capital in the Shareholders’ Equity section of the Company’s Balance Sheet.  The potential cash outlay primarily represents payments to employees in connection with increasing the exercise prices on certain stock option grants so as to protect them from certain potential adverse tax consequences.  The Company believes it is likely the Company would recoup a substantial portion of any such cash outlay over the next several years through higher proceeds from future stock option exercises, although this recovery would not flow through the income statement. The Company’s two Co-Chairmen and CEO have informed the Board that they decline to be considered for payments.

Bed Bath & Beyond Inc. also announced that its Board of Directors has approved a $1 billion share repurchase program, effective today, which authorizes the Company to repurchase shares of its common stock. The Company intends to fund the program from present and expected future excess cash flows. No date has been established for the completion of the program.

“Our Board took this action based upon its continued confidence in our Company’s long-term growth potential, financial outlook and excess cash flow generation” said Steven Temares, Chief Executive Officer and Member of the Board of Directors.  “In addition to providing value to our shareholders through the $1 billion share repurchase program, our strong operations should allow us to continue to invest in our infrastructure and maintain our flexibility to take advantage of opportunities as they may arise.”

As of November 25, 2006, the Company operated a total of 868 stores, including 795 Bed Bath & Beyond stores (33 of which were opened during the fiscal third quarter) in 47 states, the District of Columbia and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. operated 35 stores in 8 states (four of which were opened during the fiscal third quarter) and Harmon Stores, Inc. operated 38 stores in 3 states.  Consolidated store space as of November 25, 2006 was approximately 27.3 million square feet.

During the fiscal fourth quarter of 2006, the Company plans to open approximately 18 Bed Bath & Beyond stores, one of which has already opened, in both new and existing markets.  These additional openings will bring to approximately 72 the total number of new Bed Bath & Beyond stores opened in fiscal 2006 and to approximately 813 the number of Bed Bath & Beyond stores expected to be in operation at fiscal year-end.

As previously disclosed, the Company continues to cooperate fully with the informal inquiry of the Securities and Exchange Commission regarding the Company’s stock option grant practices.  In addition, the Company is also cooperating fully with the United States Attorney’s office for the District of New Jersey in connection with its inquiry into such matters.

*     *     *     *     *     *     *     *

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops and Harmon.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware and health and beauty care items.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New

Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908-688-0888):

Ronald Curwin	Ext: 4550
Kenneth C. Frankel	Ext: 4554
Paula J. Marbach	Ext: 4552

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005

Net sales	$1,619,240	$1,448,680	$4,622,442	$4,124,283
Cost of sales	915,167	833,317	2,650,022	2,386,355
Gross profit	704,073	615,363	1,972,420	1,737,928
Selling, general and administrative expenses	492,939	409,870	1,392,914	1,163,674
Operating profit	211,134	205,493	579,506	574,254
Interest income	10,643	9,555	30,230	24,668
Earnings before provision for income taxes	221,777	215,048	609,736	598,922
Provision for income taxes	79,341	80,428	221,334	223,997
Net earnings	$142,436	$134,620	$388,402	$374,925
Net earnings per share - Basic	$0.51	$0.45	$1.38	$1.27
Net earnings per share - Diluted	$0.50	$0.45	$1.36	$1.25

Weighted average shares outstanding - Basic	281,097	296,041	280,629	295,304
Weighted average shares outstanding - Diluted	285,664	301,075	285,112	300,497

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 25,	November 26,
	2006	2005 (1)

Assets

Current assets:
Cash and cash equivalents	$300,324	$368,612
Short term investment securities	517,230	572,420
Merchandise inventories	1,639,355	1,424,730
Other current assets	203,582	145,282

Total current assets	2,660,491	2,511,044

Long term investment securities	232,820	405,518
Property and equipment, net	878,006	696,683
Other assets	201,600	169,234

	$3,972,917	$3,782,479

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$668,727	$602,421
Accrued expenses and other current liabilities	262,464	267,261
Merchandise credit and gift card liabilities	125,385	97,133
Income taxes payable	35,888	33,511

Total current liabilities	1,092,464	1,000,326

Deferred rent and other liabilities	152,148	134,576

Total liabilities	1,244,612	1,134,902

Total shareholders’ equity	2,728,305	2,647,577

	$3,972,917	$3,782,479

(1)          Certain reclassifications have been made to the consolidated financial statements to conform with current presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 25,	November 26,
	2006	2005 (1)
Cash Flows from Operating Activities:

Net earnings	$388,402	$374,925
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	95,634	80,440
Amortization of bond premium	2,774	2,265
Stock-based compensation	43,085	14,595
Excess tax benefit from stock-based compensation	3,773	19,653
Deferred income taxes	(28,664)	(3,815)
Increase in assets:
Merchandise inventories	(337,635)	(272,702)
Trading investment securities	(2,295)	—
Other current assets	(80,251)	(49,833)
Other assets	(323)	(159)
Increase (decrease) in liabilities:
Accounts payable	135,506	151,896
Accrued expenses and other current liabilities	19,976	12,474
Merchandise credit and gift card liabilities	11,871	10,072
Income taxes payable	(56,142)	(47,853)
Deferred rent and other liabilities	22,004	20,450

Net cash provided by operating activities	217,715	312,408

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(124,125)	(348,149)
Redemption of held-to-maturity investment securities	212,586	206,729
Purchase of available-for-sale investment securities	(824,830)	(1,167,210)
Redemption of available-for-sale investment securities	783,815	1,281,975
Capital expenditures	(235,187)	(167,224)

Net cash used in investing activities	(187,741)	(193,879)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	23,701	33,037
Excess tax benefit from stock-based compensation	6,607	2,225
Repurchase of common stock	(988)	(620)
Payment of deferred purchase price for acquisition	(6,667)	(6,667)

Net cash provided by financing activities	22,653	27,975

Net increase in cash and cash equivalents	52,627	146,504

Cash and cash equivalents:
Beginning of period	247,697	222,108
End of period	$300,324	$368,612

(1)   Certain reclassifications have been made to the consolidated financial statements to conform with current presentation.